BRE FINANCIAL NEWS Investor Contact: Stephanie T. Andre, 415.445.3745

BRE PROPERTIES ANNOUNCES REDEMPTION OF

6.75% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

SAN FRANCISCO (January 21, 2014) – BRE Properties, Inc. (NYSE:BRE) today announced that it has issued a Notice of Redemption to all holders of record of its outstanding 6.75% Series D Cumulative Redeemable Preferred Stock (or Series D Preferred Stock) at a redemption price of $25.23438 per share. The redemption price is equal to the original issue price of $25.00 per share, plus accrued and unpaid dividends through the redemption date, which is February 20, 2014. From the redemption date forward, none of the 2,159,715 shares of Series D Preferred Stock called for redemption will remain outstanding and dividends will no longer accrue. After the redemption date, holders of shares of the Series D Preferred Stock will have no rights in respect of such redeemed shares, other than the right to receive the $25.23438 total redemption price, which includes dividends that will accrue through the redemption date. Because the date fixed for redemption of the Series D Preferred Stock is February 20, 2014, which is prior to the date previously announced as the record date for the first quarter dividend, the Series D Preferred Stock will not be outstanding on such dividend record date and, therefore, no such dividend will be paid on the corresponding dividend payment date. Instead, dividends for the partial dividend period through the redemption date will be included in the redemption price.

In accordance with accounting guidance, the initial issuance costs totaling approximately $1.9 million associated with this series of perpetual preferred stock will be recognized as a reduction of earnings in arriving at both the net income available to common stockholders and funds from operations (FFO). BRE will record this charge in the first quarter of 2014.

The Notice of Redemption and related materials will be mailed today to holders of record of the Series D Preferred Stock. Questions about the Notice of Redemption and related materials should be directed to the redemption agent: Wells Fargo Bank, N.A., P.O. Box 64858, St. Paul, MN 55164-0858, Attn: Corporate Actions Department, toll-free telephone number 800.468.9716; or to BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Attn: Investor Relations, telephone number 415.445.6500. Requests for additional copies of the materials should be directed to Wells Fargo Bank, N.A.

BRE Properties, Inc. ● 525 Market Street, 4th Floor ● San Francisco, CA 94105 ● Fax: 415.445.6505 ● breproperties.com

About BRE Properties

BRE Properties, based in San Francisco, California, focuses on the development, acquisition and management of apartment communities located primarily in the major metropolitan markets of Southern and Northern California and Seattle. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the redemption of and payment of dividends on our capital stock, and is based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under favorable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including the risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission. You should not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc. ● 525 Market Street, 4th Floor ● San Francisco, CA 94105 ● Fax: 415.445.6505 ● breproperties.com